CONTRACT ASSIGNMENT AND
SURETY TRANSFER AGREEMENT

THIS CONTRACT ASSIGNMENT AND SURETY TRANSFER AGREEMENT (the “Agreement”), entered into effective the 30th day of September 2009, (the “Effective Date”) is by and between Desert Hawk Gold Corp., a Nevada corporation (the “Company”), and Clifton Mining Company, a Utah corporation (“Clifton Mining”).

RECITALS:

WHEREAS, the Company entered into a Mining Venture Agreement dated July 24, 2009, with Clifton Mining (the “Mining Venture Agreement”), whereby the Company agreed to act as operator of the mining property represented in the Mining Venture Agreement (the “Mining Property”);

WHEREAS, on or about April 10, 2002, Clifton Mining, as the operator under Notice of Intention File No. M/045/049, entered into a Reclamation Contract with the Utah Division of Oil, Gas and Mining (the “Division”), which agreement was amended by the parties on or about March 29, 2006 (as amended, the “Reclamation Contract”);

WHEREAS, the mining property represented by the Reclamation Contract is included in the Mining Venture Agreement under which the Company has agreed to act as operator in lieu of Clifton Mining;

WHEREAS, pursuant to the terms of the Reclamation Contract Clifton Mining acquired a certificate of deposit in the principal amount of $38,800 (the “CD”) which is being used as surety to guarantee the availability of reclamation funds for the mine site;

WHEREAS, on or about March 29, 2006, Clifton Mining posted an additional $3,500, with a current value of approximately $3,776.50, in the form of a cash deposit with the Division (the “Cash Surety”) as additional surety under the Reclamation Contract;

WHEREAS, the Company has agreed to assume and Clifton Mining has agreed to assign its rights and obligations under the Reclamation Contract to the Company and the Company has agreed to purchase, and Clifton Mining has agreed to sell its ownership interest in the CD and the Cash Surety to the Company, all subject to the terms and conditions of this Agreement;

WHEREAS, the Company may be required hereafter to provide additional surety amounts under the Reclamation Contract, which additional amounts are not intended to be covered by this Agreement and are intended to be the separate property of the Company notwithstanding any other provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual terms and conditions of this Agreement, and other good and valuable consideration, the mutual receipt of which is hereby acknowledged by the parties hereto, the Company and Clifton Mining hereby agree as follows:

1.           Assignment of Reclamation Contract.  In accordance with the terms hereof, and for the consideration set forth in Section 3 below, Clifton Mining hereby agrees to assign all of its rights, title and interest in the Reclamation Contract to the Company and the Company hereby assumes all of the duties and obligations of Clifton Mining under the Reclamation Contract.  Promptly, but in no event later than five (5) business days following the date of this Agreement, Clifton Mining shall complete the assignment of the Reclamation Contract.  The Company shall cooperate in providing any required documents or information to facilitate this assignment.

2.           Sale and Transfer of Ownership in CD and Cash Surety.  In accordance with the terms hereof, and for the consideration set forth in Section 3 below, Clifton Mining hereby bargains, sells, transfers, and conveys to the Company, and the Company hereby purchases from Clifton Mining, all of the ownership interest of Clifton Mining in and to the CD and the Cash Surety, subject to the pledge of these instruments to the Division as set forth in the Reclamation Contract.  Any quarterly interest payable after the date of this Agreement on either the CD or the Cash Surety shall be the property of the Company and shall not be divided pro rata between the parties.  Promptly, but in no event later than five (5) business days following the date of this Agreement, Clifton Mining shall execute and deliver the necessary documents to the Division and to Desert Hawk for signature.  Upon receipt of the executed document, Clifton Mining shall file with the financial institution holding the CD and with the Division for the Cash Surety to transfer ownership of the CD and the Cash Surety to the Company.  The Company will not sell or assign the CD or the Cash Surety unless the assignee shall agree to be bound by the terms of Section 6 of this Agreement.

3.           Payment of Consideration.  For and in consideration of the assignment of the Reclamation Contract and the transfer of the ownership interest of approximately $42,576.50 representing the principal amount of the CD and the balance of the Cash Surety, the Company shall issue to Clifton Mining 60,824 shares of the Company’s common stock (the “Shares”).  The Company shall promptly, but in no event later than five (5) business days following the date of this Agreement, irrevocably instruct the transfer agent to issue to Clifton Mining a stock certificate representing the Shares.  The stock certificate shall be delivered to Clifton Mining immediately upon receipt by the Company of the executed assignment of the Reclamation Contract and the transfer of the ownership interest in the CD and the Cash Surety.  Clifton Mining agrees to assist Desert Hawk in a quick assignment of the Reclamation Contract and the transfer of the ownership of the CD and the Cash Surety as set forth in Sections 1 and 2 above.

4.           Securities Law Representations and Warranties.  Clifton Mining hereby represents and warrants to the Company as follows:

4.1           Accredited Investor.  Clifton Mining is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the SEC in that Clifton Mining is a corporation with total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Shares.

4.2           Restricted Securities.  Clifton Mining understands that the Shares have not been registered pursuant to the Securities Act, or any state securities act, and thus are “restricted securities” as defined in Rule 144 promulgated by the SEC and are subject to Paragraph (i) of Rule 144 which prohibits reliance on Rule 144 by persons holding shares of non-reporting former shell companies until (i) the issuer ceases to be a shell company, (ii) it files a registration statement with the SEC, (iii) one year has lapsed since the filing of the registration statement, and (iv) the issuer has filed all periodic reports for a period of at least one year, or such shorting period the issuer was required to file such reports.  Thus, under current interpretations and applicable rules, Clifton Mining will probably have to retain the Shares for a significant period and at the expiration of such period its sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if the Company is current in its filings with the SEC under the Exchange Act, or other public disclosure requirements.  Accordingly, Clifton Mining hereby acknowledges that it is prepared to hold the Shares for an indefinite period.

4.3           Investment Purpose.  Clifton Mining acknowledges that the Shares are being purchased for its own account, for investment, and not with the present view towards the distribution, assignment, or resale to others or fractionalization in whole or in part.  Clifton Mining does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

4.4           Limitations on Resale; No Registration Rights; Restrictive Legend.  Clifton Mining acknowledges that it will not sell, assign, hypothecate, or otherwise transfer any rights to, or any interest in, the Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the Company, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder.  Clifton Mining also acknowledges that the Company has not agreed to register the resale of the Shares with the SEC or any state securities agency and that an appropriate legend will be placed upon each of the certificates representing the Shares stating that the Shares have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

4.5           Information.  The undersigned representative of Clifton Mining has been furnished (i) with all requested materials relating to the business, finances, management, and operations of the Company; (ii) with information deemed material to making an informed investment decision; and (iii) with additional requested information necessary to verify the accuracy of any documents furnished to Clifton Mining by the Company.  Such person has been afforded the opportunity to ask questions of the Company and to discuss with management of the Company the business, management, financial affairs of the Company and the terms and conditions of the offering of the Shares to Clifton Mining.

4.6           Knowledge and Experience in Business and Financial Matters.  The undersigned representative of Clifton Mining has such knowledge and experience in business and financial matters that he is capable of evaluating the risks of the prospective investment, and that the financial capacity of Clifton Mining is of such proportion that the total cost of such person’s commitment in the Shares would not be material when compared with its total financial capacity.

4.7           No Public Market.  Clifton Mining understands that no public market now exists for the common stock of the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

5.           Lockup Provisions.  Resale of the Shares by Clifton Mining shall be subject to the following limitations:

5.1           Lockup of Shares.  Clifton Mining hereby agrees that it will not, without the prior written consent of the Company (which consent may not be unreasonably withheld), directly sell, contract or grant any option to sell or otherwise dispose of any Shares for a period of two years from the date of this Agreement (the “Initial Lockup Period”).

6.           Option Grants.  The parties hereto grant the following options pertaining to the Shares and the CD and Cash Surety (the “Redemption Options”), subject to the terms and conditions set forth below:

6.1           Grant of Purchase Option.  Clifton Mining hereby grants to the Company, or its assigns, the right to repurchase the Shares during the Initial Lockup Period (the “Stock Purchase Option”).  The exercise price for the Stock Purchase Option shall be $48,000, payable to Clifton Mining by the Company or its assigns by cashier’s check.  Promptly following exercise of the Stock Purchase Option by the Company, but in no event later than five (5) business days thereafter, the parties agree to mutually set a closing time and place to exchange the stock certificate representing the Shares, duly endorsed by Clifton Mining, and the cashier’s check representing the exercise price.

6.2           Grant of Put Option.  The Company hereby grants to Clifton Mining the option to require the Company to repurchase the Shares for $48,000 (the “Put Option”) at any time during the period commencing on the day following the expiration of the Initial Lockup Period and ending one hundred eighty (180) days thereafter (the “Put Option Period”).  Promptly following exercise of the Put Option by Clifton Mining, but in no event later than five (5) business days thereafter, the parties agree to mutually set a closing time and place to exchange the stock certificate representing the Shares, duly endorsed by Clifton Mining, and the cashier’s check representing the exercise price.  In the event that the Company fails to deliver the $48,000 within such period, the Company shall promptly, but in no event later than five (5) business days, transfer to Clifton Mining the Company’s ownership interest in the original face value of the CD and the Cash Surety, plus accrued interest on the original face value.

6.3           Grant of Bond Reversionary Right.  The Company hereby grants to Clifton Mining a reversionary interest right to be noticed on the reclamation bond and to the Division on the Cactus Mill Mine Site to prevent the reclamation of the Cactus Mill Mine Site without Clifton Mining’s express written consent.

6.4           Method of Exercise.  The Redemption Options may be exercised by delivery of a written notice of exercise to the appropriate party hereto as set forth in Section 19 hereof.

6.5           Restrictive Legend.  Each certificate representing the Shares shall be designated with the following legend on the stock records of the Company (and on any stock certificate representing the Shares):

The transfer, sale, assignment or other alienation of this stock, or the ownership interest evidenced thereby, is restricted by the provisions of the Redemption Options granted to the issuer pursuant to an agreement executed by the owner thereof, which option expires by its terms two years from the date of issue, a copy of which is on file with the secretary of issuer.

7.           Representations and Warranties.

Clifton Mining hereby represents and warrants to the Company as follows:

7.1           Reclamation Contract.  With respect to the Reclamation Contract: (i) it is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) to the knowledge of Clifton Mining no party is in material breach or default, and to the knowledge of Clifton Mining no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such agreement; and (iii) no party has repudiated any material provision of the Reclamation Contract.

7.2           CD and Cash Surety.  Each of the CD and the Cash Surety are duly owned by Clifton Mining and validly pledged to the Division pursuant to the terms of the Reclamation Contract.  No other party has any legal or beneficial interest in or to the CD or the Cash Surety.  Clifton Mining has the sole right to convey any ownership interest in the CD and the Cash Surety, free and clear of all liens, claims, security interests or encumbrances, except as set forth in the Reclamation Contract.

7.3           No Conflicts.  The terms of this Agreement do not conflict with the terms and conditions of the Reclamation Contract.  In addition, Clifton Mining (i) is not a party to or bound by or subject to any agreement or instrument, or any judgment, order or decree of any court or governmental agency or authority, which will be violated by, or will materially impair, the carrying out of this Agreement; and (ii) is not a party to any pending, and Clifton Mining does not know of any threatened, action, suit, proceeding or investigation in, before or by any court, governmental agency or authority or arbitrator which may have a material adverse effect on this Agreement, the CD or the Cash Surety.

7.4           Authorization; Enforcement; Compliance with Other Instruments.  (i) Clifton Mining has the requisite corporate power and authority to enter into and perform all actions required under this Agreement; (ii) the execution and delivery of this Agreement by Clifton Mining and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Clifton Mining’s Board of Directors and no further consent or authorization is required by it, its Board of Directors, or its shareholders; (iii) this Agreement has been duly and validly executed and delivered by Clifton Mining; and (iv) this Agreement constitutes the valid and binding obligations of Clifton Mining enforceable by the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

The Company hereby represents and warrants to Clifton Mining as follows:

7.6           Legality of Shares to be Issued.  The Shares to be issued by the Company pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Company and will be fully paid and nonassessable.

7.7           No Conflicts.  The terms of this Agreement do not conflict with the terms and conditions of any other agreement of which the Company is a party.  In addition, the Company (i) is not a party to or bound by or subject to any agreement or instrument, or any judgment, order or decree of any court or governmental agency or authority, which will be violated by, or will materially impair, the carrying out of this Agreement; and (ii) is not a party to any pending, and the Company does not know of any threatened, action, suit, proceeding or investigation in, before or by any court, governmental agency or authority or arbitrator which may have a material adverse effect on this Agreement, the Company or the Stock.

7.8           Authorization; Enforcement; Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform all actions required under this Agreement; (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by it, its Board of Directors, or its shareholders; (iii) this Agreement has been duly and validly executed and delivered by the Company; and (iv) this Agreement constitutes the valid and binding obligations of the Company enforceable by Clifton Mining in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Miscellaneous Provisions

8.           Default.  Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney’s fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

9.           Governing Law.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Utah, and any and all actions to enforce the provisions of this Agreement, shall be brought in a court of competent jurisdiction in the State of Utah and in no other place.

10.         Further Assurances.  At any time, and from time to time, after the Effective Date, Clifton Mining will execute such additional instruments and take such action as may be reasonably requested by the Company to confirm or perfect title to any property interests transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

11.         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their administrators, successors and assigns.

12.         Partial Invalidity.  If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

13.         Interpretation of Agreement.  This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

14.         Amendment.  This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

15.         Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

16.         Headings.  The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

17.         Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

18.         Survival of Representations and Warranties.  All of the representations and warranties of the parties contained in this Agreement shall survive the execution hereunder (even if a party knew or had reason to know of any misrepresentation or breach of warranty at the time of execution of this Agreement) and continue in full force and effect for a period of one (1) year thereafter, at which time such representations and warranties shall terminate and expire.

19.         Notices.  All notices and other communications provided for hereunder shall be in writing (including telecopy communication confirmed by mail or delivery) and mailed, telecopied, e-mailed or delivered:

(a)	if to the Company, to it at:
8117 North Division Street
Suite D
Spokane, WA  99218
Attention:  Robert E. Jorgensen, Chairman
Telephone:  (509) 434-8161
Telecopier:  509 468-1937
E-mail Address: bjorg53@yahoo.com

(b)	if to Clifton Mining, to it at:
80 West Canyon Crest Road
Alpine, UT  84004
Attention:  William and Scott Moeller
Telephone:  (801) 756-1414
Telecopier: (801) 756-5454
E-mail Address: asap@amsilver.com

or, as to any party, at such other telecopy number or address as shall be designated by such party in a written notice to the other parties.  All such notices and other communications shall, when mailed, telecopied, e-mailed or delivered, be effective when received or, in the case of delivery by mail, on the fourth (4th) business day after such notice or other communication shall have been deposited in the mail, postage prepaid, return receipt requested or, in the case of delivery by overnight express courier, on the business day following the business day such notice or communication shall have been deposited with such courier service.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement the respective day and year set forth below.

Desert Hawk Gold Corp.

Date: September 30, 2009	By	/s/ Robert E. Jorgensen
Robert E. Jorgensen, Chairman

Clifton Mining Company

Date: September 30, 2009	By	/s/ Kenneth S. Friedman
Kenneth S. Friedman, President